Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY COMPANY ACT

PEPCO HOLDINGS, INC.

This Certificate is being executed and filed by Pepco Holdings, Inc., a Delaware corporation, to effect the conversion of Pepco Holdings, Inc., into Pepco Holdings LLC pursuant to Section 266 of the General Corporation Law of the State of Delaware and Section 18-214 of the Limited Liability Company Act of the State of Delaware.

1.	The jurisdiction where the Corporation was first incorporated is the State of Delaware.

2.	The jurisdiction immediately prior to filing this Certificate in which the Corporation was incorporated is the State of Delaware.

3.	The date the Corporation was first incorporated in the State of Delaware is February 9, 2001.

4.	The name of the Corporation immediately prior to filing this Certificate is Pepco Holdings, Inc.

5.	The name of the limited liability company as set forth in the Certificate of Formation is Pepco Holdings LLC.

6.	The conversion has been approved in accordance with Section 266 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 23rd day of March 2016.

PEPCO HOLDINGS, INC.

By:	/s/ Jane K. Storero
Jane K. Storero, Secretary